Exhibit 99.1

NEWS RELEASE
March 16, 2026

HELMERICH & PAYNE ANNOUNCES EXECUTIVE LEADERSHIP UPDATE

New CEO Aligns Leadership Team; Todd Scruggs Appointed Chief Financial Officer; Kevin Vann to Retire

TULSA, OK – March 16, 2026 – Helmerich & Payne, Inc. (NYSE: HP) today announced updates to its executive leadership team following Trey Adams’ appointment as President and Chief Executive Officer on March 4, 2026. The updates come as H&P continues advancing integration while aligning its leadership team to support execution of the company’s strategic priorities under Adams’ leadership.

As part of these updates, the company announced that Kevin Vann, Senior Vice President (SVP) and Chief Financial Officer (CFO), will retire from his role effective June 30, 2026. Todd Scruggs, currently Vice President, Corporate Finance and Treasury, has been appointed SVP and CFO effective July 1, 2026. Vann will remain in his role through June 30 and will continue serving as a senior advisor through December 31, 2026, to support a smooth transition.

“This transition provides an opportunity to continue shaping the leadership team that will guide H&P forward,” Adams said. “Todd has worked closely with Kevin and our leadership team and brings deep knowledge of our industry, financial priorities and strategic objectives. His appointment reflects both the strength of our internal leadership bench and our commitment to continuity and disciplined execution.”

“I’m grateful for the opportunity to step into the role of CFO and continue building on the strong foundation already in place,” Scruggs said. “Our focus will be on disciplined capital allocation, strong financial performance and working closely with our leadership team to support execution of H&P’s strategy and long-term value creation.”

This reflects the strong progress H&P has made in de-leveraging its balance sheet and advancing integration, while improving operational performance. Scruggs has considerable experience from several leading energy organizations and has made a significant impact since joining H&P.

Scruggs has held financial roles of increasing responsibility across several large energy organizations. Earlier in his career, he worked in energy trading roles across multiple commodities before joining WPX Energy, where he led treasury and business development efforts that included more than $10 billion in transactions through the company’s merger with Devon Energy. Prior to joining H&P in 2024, Scruggs worked with Veriten as a Partner, leading the firm’s investment activities. Since joining H&P, Scruggs has enhanced the organization’s treasury and FP&A practices, strengthened capital allocation processes and lead portfolio optimization initiatives supporting H&P’s long-term strategy.

Adams added, “We appreciate Kevin’s leadership and contributions during an important chapter in H&P’s history. He played an important role in supporting the KCA Deutag acquisition and helping guide the organization through a complex period of integration. We thank him for his service and wish him well in his retirement.”

“I’m grateful for the opportunity to serve alongside the talented people of H&P,” said Vann. “It has been a privilege to support the company during an important chapter, including the acquisition of KCA Deutag and the work to support integration. I’m confident in the company’s strategy and leadership team and look forward to seeing the continued success ahead.”

Other organizational and reporting-line updates to the CEO do not involve any additional named executive officer changes beyond the CFO transition described above.

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About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world. H&P also develops and implements advanced automation, directional drilling and survey management technologies. As of February 4, 2026, H&P's fleet includes 203 land rigs in the United States, 137 international land rigs and 5 offshore platform rigs, plus operating approximately 30 offshore labor contracts. For more information, see H&P online at www.hpinc.com.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although H&P believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in H&P’s annual and quarterly reports filed with the SEC.

Helmerich & Payne uses its Investor Relations website as a channel of distribution of material company information. Such information is routinely posted and accessible on its Investor Relations website at www.hpinc.com. Information on our website is not part of this release.

IR Contact: Kris Nicol
Vice President of Investor Relations
investor.relations@hpinc.com

Media Contact: Stephanie Higgins
Vice President, Global Communications and Community Relations
media@hpinc.com